EXHIBIT 15.1

November 7, 2005

The Board of Directors and Stockholders of Rigel Pharmaceuticals, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Rigel Pharmaceuticals, Inc. for the registration of up to $200,000,000 of its common stock, preferred stock, warrants or debt securities of our reports dated April 19, 2005, July 19, 2005 and November 7, 2005 relating to the unaudited condensed interim financial statements of Rigel Pharmaceuticals, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005.

                                                                                                Very truly yours,

                                                                                                /s/ Ernst & Young LLP

Palo Alto, California
November 7, 2005